EXHIBIT 10.31

AMENDMENT OF THE

COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS —

INTEREST RATE ON DEFERRED CASH

WHEREAS, 3M has adopted and maintains the 3M Compensation Plan for Nonemployee Directors (the “Plan”), which Plan is intended to provide a compensation program for its nonemployee directors that will attract and retain highly qualified individuals to serve on its Board of Directors;

WHEREAS, the Plan currently provides that amounts deferred by participating directors as Deferred Cash are credited with interest at the prime rate of interest;

WHEREAS, the Nominating and Governance Committee has recommended that the rate of interest credited to amounts deferred as Deferred Cash be revised from the prime rate to 120 percent of the applicable federal long-term rate, to be consistent with the U.S. Securities and Exchange Commission’s rules for proxy reporting of director compensation; and

WHEREAS, the Committee wishes to amend the Plan to change the interest rate credited on Deferred Cash as recommended by the Nominating and Governance Committee;

RESOLVED, pursuant to the authority contained in Part I.C of the Plan, paragraph 2 of Part IV.B of such Plan shall be and it hereby is amended to read as follows, effective January 1, 2013:

2.                                      Interest shall be calculated using:

a.                                      One hundred twenty percent (120%) of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), as of the first day of each Plan Quarter.

b.                                      The memorandum account balance as of the end of the preceding Plan Quarter, or, if applicable, as of the date of any distribution.